     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 2, 1999 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES

                                       OF

                             WIZTEC SOLUTIONS LTD.

                                       AT

                              $25.00 NET PER SHARE

                                       BY

                       CONVERGYS ISRAEL INVESTMENTS LTD.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                             CONVERGYS CORPORATION

     Convergys Israel Investments Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Sub") and a direct wholly owned subsidiary of Convergys Corporation, a corporation incorporated under the laws of the State of Ohio ("Parent"), is offering to purchase all of the outstanding Ordinary Shares (including Shares which may be issued during the course of this Offer as the result of the exercise of warrants and options), each with New Israeli Shekel 1 Par Value (the "Shares"), of Wiztec Solutions Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Company"), at a purchase price of $25.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 2, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 30, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is subject to the conditions set forth in the Offer to Purchase. See Section 12 of the Offer to Purchase.

     The purpose of the Offer is to continue the execution of the plan pursuant to Section 236 of the Companies Ordinance, as described below, for Sub to acquire all of the Shares for cash (the "Plan") which was initiated in the tender offer commenced by Sub on April 1, 1999, which tender offer was consummated on April 28, 1999 ("the April Tender Offer"). Upon consummation of the Offer, should Sub own 90% of the Shares that were outstanding as of April 1, 1999 and Shares that were issued as a result of the exercise of warrants and options since April 1, 1999 and prior to the Expiration Date (as defined herein) ("90% of the Outstanding Shares"), the Company's shareholders will be regarded as having approved the Plan.

     Section 236 of the Companies Ordinance [New Version], 5743-1983, of the State of Israel (the "Companies Ordinance") provides a mechanism by which a company which proposes a plan or contract which involves the transfer of shares to it from another company may compel the sale of shares by minority shareholders in the other company in accordance with the conditions described more fully below. Sub believes that, under Section 236 of the Companies Ordinance, (i) since this Offer continues the execution of the Plan, Shares purchased by Sub pursuant to this Offer may be aggregated with Shares purchased by Sub pursuant to the April Tender Offer and

(ii) the Shares held by Convergys Information Management Group Inc. ("Convergys IMG"), a subsidiary of Parent, prior to the April Tender Offer and purchased by Sub pursuant to the April Tender Offer were not held by Sub, by any of Sub's subsidiaries or for them. Therefore, if Sub acquires at least 90% of the Outstanding Shares (including Shares presently held by Sub) within four months of April 1, 1999 (the "Initial Period"), Sub shall be entitled, pursuant to
Section 236 of the Companies Ordinance to declare by notice to the remaining shareholders (the "Notice of Acquisition"), to be given within two months following the Initial Period, that it desires to purchase their Shares. Following such notice, Sub will be entitled and obligated to purchase those Shares on the same terms as the Offer (the "Compulsory Acquisition").

     Shareholders of the Company who object to the Compulsory Acquisition shall be entitled to file an objection with the Tel Aviv District Court within one month of the Notice of Acquisition. In the event that any such objection is filed, the Court may issue such relief as it sees fit. One month after the Notice of Acquisition, or, if an objection was filed, one month after the Court's resolution of such objection, Sub shall deliver to the Company a copy of the Notice of Acquisition and the consideration for the Shares it is entitled to purchase in accordance with Section 236, and the Company shall register Sub as the record owner of such Shares. The Company shall receive the consideration as trustee for the shareholders whose Shares are purchased pursuant to the Compulsory Acquisition.

     The Offer is conditioned upon the conditions set forth in Section 12 of the Offer to Purchase. If such conditions are not satisfied at or prior to the Expiration Date, Sub reserves the right, subject to complying with applicable rules and regulations of the Securities and Exchange Commission ("SEC"), to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended.

     For purposes of the Offer, Sub will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Sub and not withdrawn, if, as and when Sub gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Sub and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, July 30, 1999, unless and until Sub shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Sub, shall expire.

     Subject to applicable rules and regulations of the SEC, Sub may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not Sub exercises its right to extend the Offer. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

     Except as otherwise provided below or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the

Expiration Date and, unless theretofore accepted for payment by Sub pursuant to the Offer, may also be withdrawn at any time after August 30, 1999. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Sub, in its sole discretion, which determination will be final and binding.

     The information required to be disclosed by Rule 14d-(e)(1) and Rule 13e-3(e)(1) of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Sub with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's shareholder lists, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent, and copies will be furnished promptly at Sub's expense. Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     (LOGO)
                               WALL STREET PLAZA
                               NEW YORK, NY 10005

                         (212) 440-9800 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 223-2064

July 2, 1999

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